Exhibit 99.4

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September, 20, 2021 (“Closing Date”), Pacific Biosciences of California, Inc. (“Pacific Biosciences” or the “Company”) completed the acquisition of Omniome, Inc. (the “Target” or “Omniome”), a San Diego-based company developing a highly differentiated, proprietary short-read sequencing platform capable of delivering high accuracy.  Under the terms of the Agreement and Plan of Merger and Plan of Organization dated July 19, 2021 (the “Merger Agreement”), and at the Closing Date,  Apollo Acquisition Corp., a wholly owned subsidiary of the Company,  merged with and into Omniome, with Omniome continuing as the surviving corporation and a wholly owned subsidiary of Pacific Biosciences.  Immediately after, Apollo Acquisition Sub, LLC, also a wholly owned subsidiary of the Company, merged with Omniome, with Apollo Acquisition Sub, LLC continuing as the surviving company and a wholly owned subsidiary of Pacific Biosciences.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 are based on the historical consolidated financial statements of the Company and Omniome.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the acquisition as if it had occurred on June 30, 2021.  The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 give effect to the acquisition as if it had occurred on January 1, 2020.  The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisition.

Separately, in connection with the acquisition, on the Closing Date the Company issued and sold 11.2 million shares of common stock in a private placement transaction at a price of $26.75 per share, for aggregate proceeds of approximately $294.4 million, net of estimated issuance costs of $5.6 million. The related adjustments are included in the pro forma condensed combined financial statements in the column under the heading “Other transaction accounting adjustments”.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, in accordance with Article 11 of Regulation S-X, and are not intended to represent or to be indicative of the income or financial position that the Company would have reported had the acquisition been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements, due to various factors. The unaudited pro forma condensed combined balance sheet does not purport to represent the future financial position of the Company and the unaudited pro forma condensed combined statements of operations do not purport to represent the future results of operations of the Company.

The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of acquisition consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the acquisition, with the remaining estimated acquisition consideration recorded as goodwill. Detailed valuations and assessments, including valuations of intangible assets, the contingent milestone payment, share-based compensation awards as well as the assessment of the tax positions and rates of the combined business, are in process. As these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of acquisition consideration transferred and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements. These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;
•	The Company’s historical audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020;
•

The Company’s historical unaudited condensed consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q as of and for the quarterly period ended June 30, 2021;

•	Omniome’s audited financial statements and notes thereto as of December 31, 2020 and 2019 and for the years then ended, included as Exhibit 99.2 to this Form 8-K; and
•	Omniome’s unaudited condensed financial statements as of June 30, 2021 and for the six month periods ended June 30, 2021 and 2020, included as Exhibit 99.3 to this on Form 8-K.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2021
(in thousands)	Pacific Biosciences June 30, 2021	Omniome June 30, 2021	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Total Pro Forma Adjustments	Combined Pro Forma June 30, 2021
Assets
Current assets
Cash and cash equivalents	$ 459,794	$ 27,933	$ (315,739)	A	$ 294,361	L	$ (21,378)	$ 466,349
Investments	684,579	-	-		-		-	684,579
Accounts receivable	19,936	-	-		-		-	19,936
Inventory	17,985	-	-		-		-	17,985
Prepaid expenses and other current assets	6,542	1,301	-		-		-	7,843
Short-term restricted cash	300	-	-		-		-	300
Total current assets	1,189,136	29,234	(315,739)		294,361		(21,378)	1,196,992
Property and equipment, net	25,000	6,056	-		-		-	31,056
Operating lease right-of-use assets, net	28,580	-	18,662	B	-		18,662	47,242
Long-term restricted cash	3,000	-	-		-		-	3,000
Intangible Assets	-	-	382,000	C	-		382,000	382,000
Goodwill	-	-	392,230	D	-		392,230	392,230
Other long-term assets	65	-	-		-		-	65
Total assets	$ 1,245,781	$ 35,290	$ 477,153		$ 294,361		$ 771,514	$ 2,052,585
Liabilities and Stockholders' Equity
Accounts payable	$ 4,761	$ 836	$ -		$ -		$ -	$ 5,597
Accrued expenses	22,907	2,427	12,699	E	-		12,699	38,033
Deferred revenue, current	9,534	-	-		-		-	9,534
Operating lease liabilities, current	4,644	-	2,483	B	-		2,483	7,127
Notes payable, current	-	13,829	(12,500)	F	-		(12,500)	1,329
Other liabilities, current	3,587	2,147	(1,164)	B,G	-		(1,164)	4,570
Total current liabilities	45,433	19,239	1,518		-		1,518	66,190
Deferred revenue, non-current	10,158	-	-		-		-	10,158
Operating lease liabilities, non-current	35,431	-	16,178	B	-		16,178	51,609
Notes payable, non-current	-	10,490	(5,318)	F	-		(5,318)	5,172
Convertible senior notes, net, non-current	895,762	-	-		-		-	895,762
Contingent consideration liability, non-current	-	-	165,163	H	-		165,163	165,163
Other liabilities, non-current	752	3,659	(2,512)	B,I	-		(2,512)	1,899
Total liabilities	987,536	33,388	175,029		-		175,029	1,195,953

Commitments and contingencies

Stockholders’ equity
Preferred stock	-	149,809	(149,809)	J	-		(149,809)	-
Common stock	199	1	8	A,J	11	L	19	219
Additional paid-in capital	1,423,357	3,816	245,443	A,J	294,350	L	539,793	1,966,966
Accumulated other comprehensive income	(6)	-	-		-		-	(6)
Accumulated deficit	(1,165,305)	(151,724)	206,482	E,J,K	-		206,482	(1,110,547)
Total stockholders’ equity	258,245	1,902	302,124		294,361		596,485	856,632
Total liabilities and stockholders’ equity	$ 1,245,781	$ 35,290	$ 477,153		$ 294,361		$ 771,514	$ 2,052,585

PACIFIC BIOSCIENCES OF CALIFORNIA, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except per share amounts)	Pacific Biosciences December 31, 2020	Omniome December 31, 2020	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Total Pro Forma Adjustments	Pro Forma
Revenue:
Product revenue	65,424	-	-		-		-	65,424
Service and other revenue	13,469	-	-		-		-	13,469
Total revenue	78,893	-	-		-		-	78,893

Cost of Revenue:
Cost of product revenue	35,424	-	-		-		-	35,424
Cost of service and other revenue	10,903	-	-		-		-	10,903
Total cost of revenue	46,327	-	-		-		-	46,327
Gross profit	32,566	-	-		-		-	32,566

Operating Expense:
Research and development	64,152	42,978	-		-		-	107,130
Sales, general and administrative	72,799	11,941	-		-		-	84,740
Merger-related costs	-	-	49,985	AA,BB	-		49,985	49,985
Total operating expense	136,951	54,919	49,985		-		49,985	241,855

Operating loss	(104,385)	(54,919)	(49,985)		-		(49,985)	(209,289)
Gain from Reverse Termination Fee from Illumina	98,000	-	-		-		-	98,000
Gain from Continuation Advances from Illumina	34,000	-	-		-		-	34,000
Interest expense	(267)	(2,167)	-		670	FF	670	(1,764)
Other income, net	2,055	962	-		-		-	3,017
Income (loss) before benefit from income taxes	29,403	(56,124)	(49,985)		670		(49,315)	(76,036)
Benefit from income taxes	-	-	(88,101)	CC	-		(88,101)	(88,101)
Net income (loss)	29,403	(56,124)	38,116		670		38,786	12,065
Other comprehensive income (loss):
Unrealized gain (loss) on investments	80	(8)					-	72
Comprehensive income (loss)	$ 29,483	$ (56,132)	$ 38,116		$ 670		$ 38,786	$ 12,137

Net income (loss) per share:
Basic	$ 0.18							$ 0.07
Diluted	$ 0.17							$ 0.06

Weighted average shares outstanding used in calculating net income (loss) per share
Basic	165,187	-	8,755	DD	11,215	GG	19,970	185,157
Diluted	174,970	-	8,931	DD,EE	11,215	GG	20,146	195,116

PACIFIC BIOSCIENCES OF CALIFORNIA, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except per share amounts)	Pacific Biosciences June 30, 2021	Omniome June 30, 2021	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Total Pro Forma Adjustments	Pro Foma
Revenue:
Product revenue	51,836	-	-		-		-	51,836
Service and other revenue	7,771	-	-		-		-	7,771
Total revenue	59,607	-	-		-		-	59,607

Cost of Revenue:
Cost of product revenue	25,919	-	-		-		-	25,919
Cost of service and other revenue	6,958	-	-		-		-	6,958
Total cost of revenue	32,877	-	-		-		-	32,877
Gross profit	26,730	-	-		-		-	26,730

Operating Expense:
Research and development	42,815	22,389	-		-		-	65,204
Sales, general and administrative	55,198	5,655	-		-		-	60,853
Total operating expense	98,013	28,044	-		-		-	126,057

Operating loss	(71,283)	(28,044)	-		-		-	(99,327)
Loss from Continuation Advances	(52,000)	-	-		-		-	(52,000)
Interest expense	(5,378)	(1,171)	-		851	FF	851	(5,698)
Other income, net	225	(121)	-		-		-	104
Net income (loss)	(128,436)	(29,336)	-		851		851	(156,921)
Other comprehensive income (loss):
Unrealized loss on investments	(91)	(4)	-		-		-	(95)
Comprehensive income (loss)	$ (128,527)	$ (29,340)	$ -		$ 851		$ 851	$ (157,017)

Net loss per share:
Basic	$ (0.65)							$ (0.72)
Diluted	$ (0.65)							$ (0.72)

Weighted average shares outstanding used in calculating net loss per share
Basic	196,690	-	8,755	DD	11,215	GG	19,970	216,660
Diluted	196,690	-	8,755	DD	11,215	GG	19,970	216,660

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Acquisition and Basis of Presentation

On September 20, 2021, the Company acquired Omniome. Total consideration estimated to be paid by the Company consists of $315.7 million in cash, including adjustments for Omniome’s indebtedness and working capital, and 9.4 million shares of the Company’s common stock. Of the 9.4 million shares of common stock issuable as part of the transaction, 8.8 million shares with an aggregate estimated value of $249.3 million is estimated to be issued at the close of the transaction with the remaining 0.6 million shares attributable to stock options issued by the Company in replacement of Omniome’s unvested options as part of the transaction. The amounts paid are additionally subject to adjustments for standard seller warranties and representations. Subject to the terms of the Merger Agreement and the achievement of a specified milestone, the Company may be required to pay additional amounts of consideration of $100.0 million in cash and $100.0 million in shares of the Company’s common stock.  The number of shares of stock will be determined using the volume-weighted average of the trading prices of the Company’s common stock during a period preceding the achievement of the milestone.  Of the $100.0 million shares of the Company’s common stock attributable to the milestone, $5.5 million is attributable to stock options for 0.2 million shares issued by the Company in replacement of Omniome’s unvested options as part of the transaction.

Separately, in connection with the acquisition, on the Closing Date the Company issued and sold 11.2 million shares of common stock in a private placement transaction at a price of $26.75 per share, for aggregate proceeds of approximately $294.4 million, net of estimated issuance costs of $5.6 million.

The unaudited pro forma condensed combined financial statements have been prepared by the Company using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“US GAAP”). The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of the Company and Omniome, giving effect to the acquisition and related adjustments described in these notes to show how the acquisition might have affected the historical financial statements if it had been completed on January 1, 2020 for the purposes of the condensed combined statements of operations and comprehensive income (loss), and as of June  30, 2021 for purposes of the condensed combined balance sheet. In addition, certain items presented in Omniome’s historical financial statements, which have been prepared in accordance with US GAAP, have been reclassified to align them with the Company’s financial statement presentation and accounting policies. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 included non-operating gains and the six months ended June 30, 2021 included non-operating losses from the amended merger and termination agreements with Illumina. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is based on available information and reasonable assumptions. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position would have been if the acquisition occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in financial position and operating results following the date of the unaudited pro forma condensed combined financial information.

The Company accounts for business combinations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”) using the acquisition method of accounting.  The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of acquisition consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the acquisition, with the remaining estimated acquisition consideration recorded as goodwill. The actual amounts to be reported in future filings may differ materially from the amounts used in these unaudited pro forma condensed combined financial statements. The Company expects to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year from the Closing Date.

Accounting Policies

The unaudited pro forma condensed combined financial information is prepared using the accounting policies described in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020. As such, transaction accounting adjustments have been reflected to conform Omniome’s results to the Company’s accounting policies, including the application of ASC 842, Leases (“ASC 842”) and ASC 326, Financial Instruments - Credit Losses  (“ASC 326”) to Omniome’s consolidated financial statements.

The Company adopted ASC 842 on January 1, 2019, whereas Omniome, a private company, had not yet adopted ASC 842 as of the Closing Date. Based on a preliminary assessment, the primary impact of the application of ASC 842 to Omniome’s consolidated financial statements relates to the recognition of operating lease right-of-use assets of $18.7 million and operating lease liabilities of $18.7 million, and the derecognition of deferred rent of $4.0 million. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the application of ASC 842.

The Company adopted ASC 326 on January 1, 2020, whereas Omniome, a private company, had not yet adopted ASC 326 as of the Closing Date. The Company does not expect the application of ASC 326 to have a material impact on Omniome’s consolidated financial statements. As such, no adjustments were made to the unaudited pro forma condensed combined balance sheet.

Reclassifications

Certain reclassifications have been made to the historical consolidated statement of operations of Omniome to conform with the Company’s financial statement presentation.  These reclassifications had no effect on the previously reported net loss of Omniome.

2. Estimated consideration and preliminary purchase price allocation

The total estimated preliminary purchase consideration is as follows (in thousands):

Cash	$ 315,739
Fair value of estimated share consideration*	249,268
Less: amounts excluded from purchase consideration**	(20,645)
Fair value of contingent consideration	165,163
Total estimated purchase consideration	$ 709,525

*Calculated using the Company’s share price of $28.47 at September 13, 2021

** A portion of the  consideration paid to holders of Omniome’s stock options that were accelerated upon the acquisition and that did not relate to pre-combination services prior to the Closing Date, is excluded from purchase consideration and is recognized by the Company as expense on the Closing Date.

The value of the purchase consideration will change to reflect the share price of the Company’s common stock and the number of Omniome shares and stock options outstanding on the Closing Date,  as well as the final allocation of consideration to stock-based compensation expense. The ultimate fair value of the share consideration will be determined using the market price of the Company’s common shares on the Closing Date. The Company believes that a 25% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on the purchase price would be:

	Company's share price	Purchase price
As presented	$28.47	$709,525
25% increase	35.59	767,652
25% decrease	21.35	651,392

The purchase agreement also includes contingent consideration dependent upon the achievement of a specified operational milestone associated with the in-process research and development (“IPR&D”) acquired as part of the acquisition.  Upon the milestone achievement, the Company will be required to pay additional amounts of consideration of $100.0 million in cash and $100.0 million in shares of the Company’s common stock. The number of shares of stock will be determined using the volume-weighted average of the trading prices of the Company’s common stock for the twenty trading days ending with and including the trading day that is two days immediately prior to the achievement of the milestone. Of the $100.0 million in shares of the Company’s common stock to be issued as part of the milestone, $5.5 million is attributable to stock options issued by the Company in replacement of Omniome’s unvested options as part of the transaction.

Contingent consideration will be accounted for as a liability at fair value, with changes during each reporting period recognized in the Company’s consolidated statement of operations and comprehensive loss.  The fair value of the contingent consideration liability is based on a scenario-based method which considers a range of possible outcomes and their assigned probabilities of occurrence. The potential outcomes are discounted to present value at a discount rate equal to the sum of the term-matched risk-free-interest rate plus Company credit spread.

In connection with the closing of the acquisition, certain of Omniome’s unvested stock options were accelerated. Omniome’s vested stock options, including those that were accelerated, were deemed exercised into Omniome shares on a net basis, and their holders received a portion of the total cash and share consideration paid by the Company. The consideration paid to these former option holders attributable to pre-combination service is included in the purchase consideration. The consideration paid that was not attributable to pre-combination service of $20.6 million is excluded from the purchase consideration and is recognized by the Company as expense on the Closing Date.

Omniome’s unvested stock options that were not accelerated upon the Closing Date were exchanged into stock options to purchase the Company’s common stock, with the number of shares and the exercise price determined pursuant to the ratios established by the Merger Agreement, and the remaining vesting period generally reduced by 12 months.  The fair value of these replacement stock options will be recognized by the Company as expense over the post-combination service period.

For purposes of the pro forma condensed combined balance sheet as of June 30, 2021, the preliminary purchase consideration has been allocated as follows based on preliminary estimates of the fair value of assets acquired and liabilities assumed (in thousands):

Assets acquired	$53,952
In-process research and development (“IPR&D”)	382,000
Goodwill	392,230
Deferred tax liability	(89,196)
Liabilities assumed	(29,461)
$709,525

This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the unaudited pro forma condensed combined financial information. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The final allocation is expected to be completed within the measurement period, as defined in ASC 805, and could differ materially from the preliminary allocation used in the Transaction accounting adjustments detailed below.

3. Transaction accounting adjustments

Adjustments included in the column under the heading “Transaction accounting adjustments” are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible and intangible assets acquired and liabilities assumed of Omniome to a preliminary estimate of their fair values, and to reflect the impact of the acquisition on the unaudited pro forma condensed combined financial statements as if the companies had been combined during the periods presented therein. Adjustments included in the column under the heading “Other transaction accounting adjustments” represent the related financing through the private equity placement transaction. The transaction adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

Balance Sheet Adjustments

A

Reflects estimated consideration paid by the Company to the selling Omniome shareholders or their agents on the Closing Date, including estimated cash of $315.7 million and the issuance of 8.8 million common shares with a fair market value of $28.47 per share.

B

Reflects the application of ASC 842 to Omniome’s leases effective June 30, 2021. The application results in the recognition of operating lease right-of-use assets of $18.7 million and operating lease liabilities of $18.7 million. Additionally, Omniome’s deferred rent of $4.0 million, included in other current liabilities and in other liabilities (for the current and noncurrent portion, respectively), is derecognized.

C

Reflects the preliminary estimate of an acquired IPR&D intangible asset of $382.0 million. The IPR&D will remain on the balance sheet as an indefinite-lived intangible asset until the completion or abandonment of the associated research and development activities. During the development period following the acquisition, IPR&D will not be amortized but, instead will be tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. The valuation of IPR&D is preliminary and could differ materially from the final valuation which is expected to be completed by the end of the measurement period.

D

Reflects the recognition of goodwill arising from the acquisition. Goodwill, representing the excess of the purchase consideration over the fair value of the net assets acquired, is estimated to be $392.2 million.  This amount is based on preliminary estimates, and the final amount may differ materially as changes in the estimated value of the purchase consideration or net assets acquired will affect goodwill. The goodwill is primarily attributable to the assembled workforce and increased synergies that are expected to be achieved from the integration of Omniome and is not expected to be deductible for income tax purposes.

E	Reflects the estimated transaction expenses not accrued at June 30, 2021 of $12.7 million.

F	Reflects repayment of certain of Omniome's pre-existing debt and related pre-payment penalty fees of $17.8 million (based on the amount paid on the Closing Date).

G	Reflects the derecognition of Omniome’s warrant liability of $1.0 million as the warrants were settled in connection with the transaction.

H

Reflects the recognition of estimated fair value of the contingent consideration.  As part of the Merger Agreement, the Company could be required to make an additional payment subject to the achievement of a specified operational milestone associated with the IPR&D acquired as part of the acquisition.  As the contingent consideration is based on the achievement of a specified operational milestone,  the possible outcomes of the contingency are either no payment (a value of $0), if the specified operational milestone is not met, or approximately $200.0 million less the $5.5 million, which is attributable to stock options issued by the Company in replacement of Omniome’s unvested stock options as part of the transaction, if the specified operational milestone is met.

After the Closing Date, the contingent consideration will be accounted for as a liability at fair value, with changes during each reporting period recognized in the Company’s statement of operations. No amounts related to the remeasurement of the contingent consideration are included in the pro forma condensed combined statements of operations, as such remeasurements cannot be meaningfully estimated.

I

Reflects the deferred tax liability of $89.2 million arising upon the acquisition, primarily related to the acquired IPR&D which is expected to have no tax basis for future deductions.    The deferred tax liability is offset by a $88.1 million reduction of the Company’s deferred tax asset valuation allowance as a result of the Omniome transaction.  Refer to Note CC for further information.

J	Reflects the elimination of Omniome’s historical stockholders’ equity as of the closing date.

K

Reflects the estimated portion of consideration paid by the Company related to the acceleration of certain Omniome stock options not attributed to pre-combination services of $20.6 million which will be recognized by the Company as stock-based compensation expense on the Closing Date.

L

Reflects the 11.2 million common shares sold by the Company in a private placement transaction at a price of $26.75 per share, net of $5.6 million in estimated issuance costs.  The proceeds will be used to finance the acquisition.

Statements of Operations Adjustments

AA

Reflects the estimated transaction expenses of the Company ($12.7 million) and Omniome ($16.6 million) not reflected in the statements of operations and comprehensive loss through June 30, 2021.  Approximately $0.5 million of transaction expenses are included in the Company's statement of operations and comprehensive loss for the six months ended June 30, 2021.

BB	Reflects the recognition of estimated share-based compensation expense of $20.6 million related to the acceleration of certain Omniome stock options not attributed to pre-combination services.

CC	Reflects a one-time income tax benefit from the reduction of the Company's deferred tax asset valuation allowance, as a result of the Omniome transaction.

DD	Reflects the issuance of approximately 8.8 million common shares as stock consideration for the acquisition.

EE

Reflects an adjustment to the diluted weighted average shares outstanding to include the stock options issued by the Company in replacement of Omniome’s unvested stock options as part of the transaction, based on Omniome options that were outstanding as of June 30, 2021.

FF

Reflects the elimination of Omniome’s historical interest expense for the period related to Omniome’s pre-existing debt that was settled in connection with the acquisition.  For the year-ended December 31, 2020, the adjustment also includes the accretion of fees due upon repayment of $1.2 million.

GG	Reflects the issuance by the Company of approximately 11.2 million common shares in a private placement transaction. Refer to Note L for further information.